Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	FIRST QUARTER 2009

TRIGGER LIQUIDATION or EXTEND PARTNERSHIP…

As you may recall, we represented in 1998 that beginning in May of 2001 we would poll the limited partners on a biennial basis by circulating a Consent document for the sale of all of the Partnership’s investment properties. The last Consent was mailed in May of 2007 and only 13% of investors voted for a sale of the investment portfolio at that time. This corresponds to 15%, 14% and 26% of total investor votes in favor of such a sale in May of 2005, 2003 and 2001, respectively. Therefore, the Partnership continues to operate as a going concern.

The two years have passed, and once again we will be polling our limited partners to determine whether they would prefer a bulk sale of the Partnership’s properties and the winding-up and dissolution of the Partnership. However, this year is a little different. The Partnership Agreement provides that the term of the Partnership will expire on November 30, 2010, at which time the Partnership must wind-up its business (by selling its assets) and dissolve. So, unless the Partnership Agreement is extended by amendment, the expiration date will automatically trigger a liquidation of the Partnership without requiring the biennial vote.

This summer, you will be receiving a Consent Statement in the mail which addresses the extension of the term of the Partnership from November 30, 2010 to November 30, 2020. Please read it carefully.

FIRST QUARTER OF 2009 DISTRIBUTION HIGHER THAN PROJECTED…

The First Quarter of 2009 distribution of $230,000 (approximately $4.97 per unit) is higher than the planned distribution of $220,000 ($4.75 per unit). The increase is primarily due to operating expense variances for the First Quarter of 2009.

DISTRIBUTION HIGHLIGHTS

•	$230,000 distributed for the First Quarter of 2009, which is $10,000 higher than originally projected.

•

The First Quarter of 2009 distribution represents $4.97 per unit. The annualized “operating return” for the First Quarter of 2009 was approximately 6%, based on the Net Unit Value (“NUV”) of $330 per unit as of December 31, 2008.

•

$1,551 to $1,402 range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90). (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE
Property Highlights	2
Questions & Answers	2
Contact Information	2

PAGE 2	DIVALL 2 QUARTERLY NEWS	1 Q 09

PROPERTY HIGHLIGHTS

•

Des Moines, IA (operates as Daytona’s All Sports Café): The lease on the property was extended in 2008 for one year and expired as of February 28, 2009. Daytona’s is currently paying $8,500 in month-to-month rent and escrow taxes until the lease is further extended or it vacates the property. Due to the vagaries of a sports bar, a lease renewal for Daytona’s was not included in the 2009 budget.

•

Park Forest, IL (vacant property- formerly operated as a Popeye’s restaurant): As previously reported, due to the termination of the lease with Popeye’s, the Partnership is responsible for the property’s 2008 and 2009 real estate taxes that will be due in 2009 and 2010, respectively. The Park Forest property is a troubled location; however, the Net Unit Value (“NUV”) attributable to this property at 12/31/08 was approximately zero and therefore the NUV downside to this vacancy is limited. Management is continuing to explore options as to how to mitigate the carrying costs for this property.

•

Phoenix, AZ (operates as a Denny’s restaurant): The lease on the property is set to expire on April 30, 2009. The tenant is currently not cooperating on a timely extension of this lease. Due to market uncertainty, a lease renewal for Denny’s was not included in the 2009 budget.

•	Columbus, OH (operates as an Applebee’s restaurant): The lease on the property is set to expire on October 31, 2009. Management anticipates a renewal of the lease and has budgeted accordingly.

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Second Quarter of 2009 is scheduled to be mailed on August 14, 2009.

•	What was the December 31, 2008 Net Unit Value (“NUV”)?

The Net Unit Value was $330 per unit. The Net Unit Value letter from the General Partner was included with the February 13, 2009 distribution mailing. Please note that the year-end NUV should be adjusted (reduced) for any subsequent property sales during the following year.

•	When can I expect to receive my 2008 Annual Report?

The 2008 Annual Report is included with this distribution mailing.

•	When can I expect to receive my 2008 Partnership K-1?

The 2008 K-1’s were mailed in mid-March of 2009.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below.

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Diane Conley (DiVall Controller) at dconley@theprovogroup.com by Monday, July 6th, 2009.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE:	1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX:	1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2009

	PROJECTED	ACTUAL	VARIANCE
	1ST QUARTER 03/31/2009	1ST QUARTER 03/31/2009	BETTER (WORSE)
OPERATING REVENUES
Rental income	$295,088	$301,084	$5,996
Interest income	2,855	1,198	(1,657)
Other income		4,798	4,798

TOTAL OPERATING REVENUES	$297,943	$307,081	$9,138

OPERATING EXPENSES
Insurance	$8,682	$8,682	$0
Management fees	59,040	59,079	(39)
Overhead allowance	4,763	4,776	(13)
Advisory Board	2,625	2,125	500
Administrative	39,424	25,354	14,070
Professional services	19,780	19,119	661
Auditing	3,273	27,005	(23,732)
Legal	9,000	5,588	3,412
Property Expenses	20,812	15,287	5,525

TOTAL OPERATING EXPENSES	$167,399	$167,014	$385

INVESTIGATION AND RESTORATION EXPENSES	$0	$124	$(124)

NON-OPERATING EXPENSES
Depreciation	$47,526	$47,527	$(1)
Amortization	4,826	5,754	(928)

TOTAL NON-OPERATING EXPENSES	$52,352	$53,281	$(929)

TOTAL EXPENSES	$219,751	$220,420	$(669)

NET INCOME	$78,192	$86,661	$8,469

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	$52,352	$53,281	929
Recovery of amounts previously written off	0	(3,107)	(3,107)
(Increase) Decrease in current assets	435,562	421,970	(13,592)
Increase (Decrease) in current liabilities	(65,257)	(39,550)	25,707
(Increase) Decrease in cash reserved for payables	64,944	39,202	(25,742)
Current cash flows advanced from (reserved for) future distributions	(345,683)	(330,683)	15,000

Net Cash Provided From Operating Activities	$220,110	$227,774	$7,664

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	$(155)	$(155)	$0
Payment of Leasing Commissions	0	180	180
Recovery of amounts previously written off	0	3,107	3,107
Net sale proceeds from sale of investment property	0		0

Net Cash (Used In) From Investing And Financing Activities	$(155)	$3,132	$3,287

Total Cash Flow For Quarter	$219,955	$230,906	$10,949

Cash Balance Beginning of Period	1,526,110	1,528,936	2,826
Less 4th quarter 2008 L.P. distributions paid 02/09	(1,300,000)	(1,300,000)	0
Change in cash reserved for payables or future distributions	280,739	291,481	10,742

Cash Balance End of Period	$726,805	$751,323	$24,518

Cash reserved for 1st quarter 2009 L.P. distributions	(220,000)	(230,000)	(10,000)
Cash reserved for payment of accrued expenses	(56,835)	(82,577)	(25,742)
Cash advanced from (reserved for) future distributions	(345,683)	(330,683)	15,000

Unrestricted Cash Balance End of Period	$104,287	$108,063	$3,776

	PROJECTED	ACTUAL	VARIANCE

* Quarterly Distribution	$220,000	$230,000	$10,000
Mailing Date	05/15/2009	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2009 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF MARCH 31, 2009

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S (2)	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%

DENNY’S (3)	PHOENIX, AZ	972,726	24,000	2.47%		183,239	0	0	0.00%	1,155,965	24,000	2.08%

CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	72,000	8.32%		221,237	0	0	0.00%	1,087,137	72,000	6.62%

DAYTONA’S All SPORTS CAFÉ (4)	DES MOINES, IA	845,000	24,000	2.84%		52,813	0	0	0.00%	897,813	24,000	2.67%

KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property held by the Partnership as of March 31, 2009.
2:	The Applebee’s lease is set to expire on October 31, 2009. Management anticipates a lease renewal, so therefore twelve months of rent are included in annual base rent.
3:	The Denny’s lease is set to expire on April 30, 2009. The tenant is currently not cooperating on a timely extension of the lease. Due to the uncertainty of a renewal or release, only four months of lease obligations are included in annual base rent.
4:	The Daytona’s lease expired on February 28, 2009. Daytona’s is responsible for month-to-month rent of $6,000 until a lease extension is executed or it vacates the property. Due to the uncertainty of a renewal or release, only two months of lease obligations and two months of month-to-month rent are included in annual base rent.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2009 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF MARCH 31, 2009

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
VACANT (FORMER POPEYE’S) (5)	PARK FOREST, IL	580,938	0	0.00%						580,938	0	0.00%

PANDA BUFFET	GRAND FORKS, ND	739,375	38,000	5.14%						739,375	38,000	5.14%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		11,302,885	1,120,280	9.91%		541,789	29,849	0	0.00%	11,844,674	1,120,280	9.46%

Note:

1:	This property summary includes only property held by the Partnership as of March 31, 2009.
2:	The Applebee’s lease is set to expire on October 31, 2009. Management anticipates a lease renewal, so therefore twelve months of rent are included in annual base rent.
3:	The Denny’s lease is set to expire on April 30, 2009. The tenant is currently not cooperating on a timely extension of the lease. Due to the uncertainty of a renewal or release, only four months of lease obligations are included in annual base rent.
4:	The Daytona’s lease expired on February 28, 2009. Daytona’s is responsible for month-to-month rent of $6,000 until a lease extension is executed or it vacates the property. Due to the uncertainty of a renewal or release, only two months of lease obligations and two months of month-to-month rent are included in annual base rent.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.